EXHIBIT 3.7

ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
NOBLE ROMAN'S, INC.

The undersigned officer of Noble Roman's, Inc. (the "Corporation"), an Indiana Corporation incorporated on September 21, 1972 and existing under and pursuant to the provisions of the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, does hereby certify the following facts:

FIRST: The exact text of Article V, Section 1 of the Corporation's Articles of Incorporation shall read as follows:

> Section 1. Number. The total number of shares which the Corporation has authority to issue is 45,000,000 shares without par value.

SECOND: The exact text of Article V, Section 2, Paragraph 1 of the Corporation's Articles of Incorporation shall read as follows:

> 1. The class and number of shares within each class which the Corporation has authority to issue is 40,000,000 shares of common stock and 5,000,000 shares of preferred stock.

THIRD: Each amendment was duly adopted by the shareholders of the Corporation on January 19, 2017.

FOURTH: The shareholders of the Corporation entitled to vote in respect to the amendments adopted the proposed amendments. The amendments were adopted by the vote of the shareholders of the Corporation during a Special Meeting called by the Board of Directors. The result of such vote is as follows:

20,983,131 Shares entitled to vote.

14,917,210 Shares represented at the meeting.

13,364,139 Shares voted in favor.

1,537,255 Shares voted against.

15,816 Shares abstained.

FIFTH: The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the By-Laws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed by a duly authorized officer of the Corporation as of February 2nd, 2017.

NOBLE ROMAN'S, INC.

By: ______________________
Paul W. Mobley, Executive
Chairman and Chief Financial Officer